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          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 25, 2005, relating to the financial statements and financial highlights, which appears in the August 31, 2005 Annual Report to Shareholders of Undiscovered Managers Behavioral Growth Fund, Undiscovered Managers Behavioral Value Fund, JPMorgan Realty Income Fund (formerly, Undiscovered Managers REIT Fund) and Undiscovered Managers Small Cap Growth Fund, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, NY
December 27, 2005